Exhibit 5.1

September 30, 2022

Mesoblast Limited

Level 38, 55 Collins Street

Melbourne, VIC 3000

Australia

Ladies and Gentleman:

We have acted as Australian counsel to Mesoblast Limited, an Australian corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the U.S. Securities Act of 1933 with the U.S. Securities and Exchange Commission (the “Commission”) for the registration of 10,000,000 of the Company’s ordinary shares, no par value (the “Shares”), issuable pursuant to the Company’s Employee Share Option Plan, as amended and restated in December 2021 (the “Plan”).

For the purposes of this opinion, we have examined and relied upon a copy of the Plan provided to us by the Company and filed as Exhibit 99.1 to the Registration Statement. We have also examined and relied on the constitution of the Company, a copy of the resolutions (dated December 23, 2021) of the Company’s board of directors approving the Plan, a copy of resolutions (dated November 27, 2019) of the shareholders of the Company approving the grant of options by the board of the Company in accordance with the Plan, and an officer’s certificate provided by the Company Secretary of the Company, certifying the accuracy and completeness of the abovementioned copies of the Plan, the Company’s constitution, resolutions of the board of directors and resolutions of the shareholders.

In such examination, we have assumed (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to original documents of all documents submitted to us as copies (certified or otherwise); (d) the authenticity of the originals of such copies; (e) that all documents submitted to us are true and complete; (f) that resolutions of the directors of the Company that we have relied upon for the purposes of this letter opinion will not be varied or revoked after the date of this letter and that the meetings of the directors of the Company at which the resolutions were considered were properly convened, all directors who attended and voted were entitled to do so, the resolutions were properly passed, and the directors have performed their duties properly and all provisions relating to the declaration of directors’ interests or the power of interested directors were duly observed; (g) that any issue of Shares or options under the Plan to a director of the Company will be in accordance with the resolutions of shareholders of the Company referred to above (if any) which specifically approve such issue to that director; (h) the options and Shares to be issued pursuant to the Plan will be duly authorized by the Company’s board of directors; (i) the accuracy of any searches obtained from the Australian Securities and Investments Commission in relation to the Company; (j) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder; and (k) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based on the foregoing and having regard to the legal considerations we deem relevant, we are of the opinion that the Shares covered by the Registration Statement when allotted, issued, and delivered in accordance with the provisions of the Plan will be duly authorized, validly issued, fully paid and non-assessable (for the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of such Shares, having fully paid all amounts due on such Shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such shares).

The opinions expressed above are limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws. This opinion letter is limited to the matters stated herein; no opinion may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Rimôn Law Pty Ltd
Rimôn Law Pty Ltd